CINCINNATI ASSET MANAGEMENT, INC.
Code of Ethics

Governing Purchase and sale of Securities by Each
Officer, Director, and Employee

Effective April 1, 1996

I.           Legal Requirements

Rule 17j-1 under the Investment Company Act of 1940 makes it unlawful for any director, officer or employee of a registered investment company ("Fund") or of its investment adviser or principal underwriter (as well as other persons), in connection with the purchase and sale by such person of a security "held or to be acquired" by the Fund:

1.	To employ any devise, scheme or artifice to defraud the Fund;

2.
To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

A security is 'held or to be acquired' if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is known to be under consideration by a Fund or its investment adviser for purchase by the Fund.

Cincinnati Asset Management ("CAM"), which acts as subadviser to one or more Funds, is subject to the requirements of Rule 17j-1.  CAM, which earns over 50% of its income from advisory activities, is subject to the broader definition of "Access Person" in paragraph (a) of Note 1.

As an investment adviser registered under the Investment Advisers Act of 1940, CAM must also comply with the requirements of the Act and rules thereunder, including the requirements of Rule 204-2, which, among other things, imposes reporting and recordkeeping requirements with respect to securities transactions of"advisory  representatives."

To assure compliance with these requirements, CAM has determined to be governed by the provisions contained in this Code of Ethics.

II.         General Principles

CAM shall be governed by the following principles and shall apply them to its directors, officers, employees and Access persons, " as applicable. I/

1/  (a)  With respect to an adviser that for each of its most recent three fiscal years derived, on an unconsolidated basis, more than 50% of (A) its total sales and revenues, and (B) its income (or loss) before income taxes and extraordinary items from its investment advisory business:

an "Access Person" is any person affiliated with the adviser who is (1) a director, trustee, or officer of the adviser or of any Fund advised by the adviser; (2) a natural person in a control relationship (25%) ownership) to a Fund or the adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security; (3) an employee of a Fund or of the adviser who in connection with his or her regular duties obtains information about the purchase or sale of a security by a Fund or whose functions relate to the making of such recommendations.

(b)  With respect to an adviser for whom its advisory business income is less than 50% of total income:

an "Access Person" is (I) any affiliate of the adviser who is a director of officer of a Fund or (2) any director, officer, general partner or Advisory Person of the adviser (see below) who,  (a) with respect to a Fund, makes any recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to a Fund or 9b) in connection with his or her duties, obtains any information concerning securities recommendations being made to a Fund.

An Advisory Person of an adviser is (a) any employee of the adviser (or of any company in control relationship to the adviser) who, in connection with his regular functions or duties, makes participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, or (b) any natural person in a control relationship to the adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

A.	No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l set forth above.

B.	The interests of a Fund and its shareholders are paramount and come before the interests of any Access Person or employee.

C.	Personal investing activities of all Access Persons and employees shall be conducted in a manner that shall avoid conflicts of interest with a Fund and its shareholders.

D.	Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of a Fund and its shareholders.

III.       Substantive Restrictions

A.
The price paid or received by a Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.  to that end:

(1)   no Access Person shall enter an order for the purchase or sale of a security which, to the knowledge of that Access Person, a Fund is, or is considering, purchasing or selling until the day after the Fund's transactions in that security have been completed unless the Compliance Officer, after being consulted by the Access Person, determines that it is clear that, in view of the nature of the security and the market for such security, the order of the Access person will not affect the price paid or received by the Fund; and 2/

(2)   a Portfolio Manager may not buy or sell a security "held or to be acquired" by a Fund for his or her own account within three business days before or after that Fund trades in the security.3/

2/
CAM shall designate a person to serve as Compliance Officer who shall perform the duties assigned to the Compliance Officer hereunder.  The name of the Compliance Officer and dates of his or her service in that capacity shall be indicated in records maintained with respect to this code.

3/	"Portfolio Managers" include those Access persons of CAM who are authorized to make investment decisions on behalf of a Fund.

B.
No "Investment Person" may acquire any securities issued as part of an initial public offering of the issuer if such securities are eligible to be purchased by a Fund for which CAM provides advisory services.4/

C.
Any Investment Person who, in accordance with Section IV.A(4) hereof, has been authorized to acquire securities in a private placement must disclose his or her interest if he or she is involved in a Fund's consideration of an investment in such issuer.  Any decision to acquire such  issuer's securities on behalf of a Fund shall be subject to review by Investment Persons' with no personal interest in the issuer.

D.
An Investment Person may not profit from the purchase and sale or sale and purchase of the same or equivalent securities within sixty calendar days if the securities are eligible to be purchased by a Fund for which CAM provides advisory services.  Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than sixty calendar days.

E.	An Investment Person must not accept gifts of more than minimal value from any entity doing business with or on behalf of CAM or a Fund advised by CAM.

F.
An Investment Person shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval.  In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest and such service shall be reported to each Fund client.

G.
Any profits derived from securities transactions in violation of paragraphs A, B, C or D, above, shall be forfeited and paid to the appropriate Fund or Funds for the benefit of its or their shareholders.  Gifts accepted in violation of paragraph E and fees earned in violation of paragraph F shall be forfeited, if practicable, and/or dealt with in any manner determined by management of CAM to be appropriate and in the best interests of any affected Fund and its shareholders.

4/	An "Investment Person" includes any Portfolio Manager or other Access person, such as a securities analyst and trader, who advises Portfolio Managers or executes their decisions.

H.	The provisions of this Section III shall not apply to securities, or transactions in securities, that are not "reportable Securities. 5/

I.	The prohibitions of paragraphs A, Band D of this Section III and the prior approval requirements of paragraph A(4) of Section IV, below, shall not apply to the following transactions:

(1)	reinvestments of dividends pursuant to a plan;

(2)	transactions in: short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers' acceptance; U.S. bank certificates of deposit; and commercial paper;

(3)	transactions in which direct or indirect beneficial ownership is not acquired or deposed of;

(4)	transactions in accounts as to which a Assess Person has no investment control, subject, as applicable, to subparagraph (5) of this paragraph;

(5)
transactions in accounts of an Access person for which investment discretion is not maintained by the Access Person but is granted to any of the following persons who are unaffiliated with CAM:  a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:

(a)	the terms of the account agreement ("Agreement") must be in writing;

(b)
the exemption provided by this Section III.I (5) shall not be available for a transaction or class of transactions which is suggested or directed by the Access Person or as to which the Access Person acquires advance information; and

5/
"Reportable Securities" include generally all securities, and financial instruments related to securities eligible to be purchased by a Fund for which CAM provides advisory services, except: securities issued or directly guaranteed by the United States Government, or derivatives thereof;  commercial paper; and shares of open-end investment companies other than Funds advised by CAM.

(c)	Copies of the Agreement and record of all transactions in the account of the last five years shall be made available to the Compliance Officer on request;

(6)	transactions in securities in connection with an employer sponsored or other tax qualified plan, such as a 401(k) plan, an IRA, or ESOP, in an amount not exceeding $1,000 in any calendar month;

(7)	transactions for any Fund advised by CAM in securities that are not eligible for purchase by such Fund within the scope of CAM's investment advisory services;

(8)
transactions pursuant to the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(9)
transactions, or series of related transactions, in any equity security involving 500 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of activity in such security by a Fund and, (ii) if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion;

(10)
transactions in fixed income securities involving 100 units ($100,000 principal amount) or less if the Access Person has no prior knowledge of pending transactions in such securities by any Fund advised by CAM; and

(11)
any transactions that receives the prior approval of the Compliance Officer based on a determination that no abuse is involved and that such transaction is not likely to have any economic impact on a Fund or on the ability of a Fund to engage in transactions of the same class or other securities of the same issuer.

IV.       Procedures

A.	To enable each Fund to determine with reasonable assurance whether the provisions of Rule 17j-l(a) and this Code of Ethics are being observed by its Access Persons:

(1)
Upon commencement of employment by a Fund or otherwise assuming the status of "Access Person", and annually thereafter, each Access Person shall disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect

"Beneficial Ownership" interests of such Access Person in Reportable Securities.6/

(2)
Each Access Person shall notify the Compliance Officer of all brokerage accounts in which he or she has any beneficial interest (a) within two weeks of receipt of this Code or (b) promptly after the later opening of any such account or date on which such Access Person acquires a beneficial interest in such account.

(3)
Except with respect to accounts relying on Section III.I(5), which are subject to III.I(S)(c), each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest shall arrange that the broker shall mail directly to the Compliance Officer at the same time they are mailed or furnished to such Access Person (a) duplicate copies of brokers' advice covering each transactions in Reportable Securities in such account and (b) copies of periodic statements with respect to the account.

(4)
Each Access Person shall obtain the prior approval of the Compliance Officer of all personal securities transactions in Reportable Securities, unless the transaction is excluded by Section III.I(1)-(10).  When considering proposed  private placement transactions by Investment Persons, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such person because of his or her position with a Fund.

B.
The Compliance Officer shall notify each Access Person that he or she is subject to this reporting requirement, and shall deliver a copy of this policy to each Access Person.  The Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code of Ethics and has complied with the Code and with its reporting requirement.

6/
"Beneficial Ownership" generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1 under Section 16 of the Securities Exchange Act of 1934.  Beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household.  Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

C.
Any material violations of this Code impacting a Fund client shall be reported promptly to the Board of Directors of the affected Fund.  CAM shall also provide to each Fund client such information regarding matters related to this Code as such Fund shall reasonably request.

D.	The Compliance Officer shall report violations or apparent violations of this Code promptly to appropriate management personnel of CAM.

E.
The Compliance Officer shall have discretion not to make a report under paragraph IV.C or D if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit, manipulative practice or injury could reasonably be found to have been imposed on a Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred.  A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

F.
CAM's management shall consider reports to it hereunder and upon discovering that a violation of this Code has occurred, may impose such sanctions, in addition to any forfeitures imposed pursuant to Section III.G. hereof, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

G.
The Compliance Officer shall report to CAM's management and to each Fund client on an annual basis concerning existing personal investing procedures, violations during the prior year and any recommended changes in existing restrictions or procedures and management shall approve any changes deemed necessary.

H.
This policy and any related procedures, a copy of each report by (including any duplicate brokers' advice for the account of) an Access Person, any written report or memorandum hereunder by the Compliance Officer, and lists of all persons required to make reports shall be preserved with CAM's records for the period required by applicable law.